Exhibit 99.1

FOR IMMEDIATE RELEASE

INTERNATIONAL COAL GROUP REPORTS
 THIRD QUARTER 2008 RESULTS

Scott Depot, West Virginia, October 29, 2008 – International Coal Group, Inc. (NYSE:ICO) today reported its results for the third quarter of 2008.

•	Revenue rose 49% to $309.2 million for the third quarter of 2008, compared to $207.8 million during the same period a year ago.

•
Adjusted EBITDA, or earnings before deducting interest expense, income taxes, depreciation, depletion, amortization and minority interest, was $45.0 million for the third quarter of 2008, compared to $33.7 million for the third quarter of 2007, a 33% increase.

•
The Company reported net income of $9.7 million, or $0.06 per share on a diluted basis, in the third quarter of 2008, compared to a net loss of $1.3 million, or a loss of $0.01 per share on a diluted basis, for the same period in 2007.

“Our third quarter operating results improved significantly compared to both the third quarter of 2007 and the second quarter of 2008, after excluding net gains on asset sales,” said Ben Hatfield, International Coal Group’s president and CEO.  “Despite the continued cost challenges facing our industry, our third quarter results demonstrated significant margin growth, thanks primarily to sharply higher coal pricing at our Northern and Central Appalachian operations.

 “We also enjoyed substantial operating improvement at several key locations,” Hatfield continued.  “In Northern Appalachia, our Vindex and Patriot operations delivered significantly stronger results through increased production and our focus on higher margin sales.  In Central Appalachia, mainstay operations such as Eastern, Knott County, and Hazard also performed solidly in the third quarter.  The new Powell Mountain operation hit the ground running shortly after its acquisition in May, and became an immediate third quarter contributor.”

Hatfield cautioned, “Much like our peers in the coal industry, we still face a number of operating challenges that are adversely affecting production costs.  At developing underground operations such as Sentinel and Beckley, tight labor markets, regulatory delays and heightened enforcement have slowed mining progress and hindered production growth.  At mature surface mining operations such as Hazard, delayed permit approvals and litigation by anti-mining extremists have disrupted mining plans and increased the cost of overburden removal.

“However,” said Hatfield, “we have laid a good foundation for the future by contracting forward sales in a measured fashion during this period of unprecedented high prices.  In our view, the recent declines in over-the-counter price indices do not accurately reflect current coal pricing for physical shipments to contracted customers.  Therefore, we still expect 2009 and 2010 revenues to be substantially improved over 2008 levels.”

Nine-Month Results

Revenues for the first nine months of 2008 totaled $839.0 million compared to $644.2 million for the same period in 2007. The Company reported Adjusted EBITDA of $114.7 million in the first nine months of 2008 compared to $57.9 million in the first nine months of 2007.  Net income for the first nine months was $12.3 million, or $0.08 per share on a diluted basis, versus a loss of $19.6 million, or a loss of $0.13 per share on a diluted basis, for the same period in 2007.

Sales, Production and Reserves

ICG sold 4.8 million tons of coal during the third quarter of 2008 compared to 4.5 million tons of coal during the third quarter of 2007.  Production totaled 4.5 million tons of coal in the third quarter of 2008 versus 3.9 million tons in the same period of 2007.

As of September 30, 2008, ICG controlled approximately 1.0 billion tons of coal reserves located primarily in Kentucky, West Virginia, Illinois, Maryland and Virginia.  Additionally, the Company controls 523 million tons of non-reserve coal deposits, which may be classified as reserves in the future as additional drilling and geological analysis is completed.

Market Outlook and Committed Sales

The Company believes coal industry fundamentals continue to support a favorable market outlook.  Coal pricing is expected to remain relatively firm because industry-wide supply constraints—including scarcity of experienced labor, delayed approval of regulatory permits, continued litigation by anti-mining extremists, heightened MSHA oversight, and difficult geology—are expected to largely offset reduction in demand arising out of an economic slowdown.

According to the Energy Information Agency, eastern U.S. coal production was up only 0.9% through September 30, 2008, compared to the same period last year, despite strong pricing during the year.  According to the U.S. International Trade Commission, U.S. coal exports were up 36% through the first eight months of 2008, driven by a 29% increase in metallurgical coal exports and a 46% increase in thermal coal exports.  In 2008, U.S. exports are expected to total 84 million tons, with further increases expected in 2009.

•
For 2008, the Company’s committed and priced sales are approximately 19.6 million tons or about 99% of planned shipments.  Currently priced volume for 2008 averages approximately $53.00 per ton, excluding freight and handling expenses.

•
For 2009, committed and priced sales are approximately 19.3 million tons or about 89% of projected shipments.  Currently priced volume for 2009 averages $61.00 per ton, excluding freight and handling expenses, with approximately 38% of the uncommitted tonnage planned to be sold as metallurgical coal.

•
For 2010, committed and priced sales are approximately 10.2 million tons or about 48% of projected shipments.  Currently priced volume averages $60.00 per ton, excluding freight and handling expenses, with approximately 35% of the uncommitted tonnage planned to be sold as metallurgical coal.

Operational and Other Updates

•
On September 25, 2008, the Army Corps of Engineers granted a Section 404 permit to the Company’s Tygart No. 1 deep mining complex in Taylor County, West Virginia.  The permit enables the Company to begin major site development in advance of shafts and slope construction.   However, on October 7, 2008, the West Virginia Surface Mine Board (WVSMB) issued an order remanding the related surface mining permit previously approved by the West Virginia Department of Environmental Protection (WVDEP) and requiring ICG to address a technical issue related to projected post-mining water quality. The Company is preparing a permit modification to alleviate the WVSMB’s concerns and intends to present this modification within the next few weeks.  All site development will be suspended until WVDEP has approved the permit modification.  The Company believes the Tygart No. 1 mine plan is environmentally responsible and expects the perceived deficiencies in the permit to be resolved in a timely manner.

•
Production and shipments at the Sentinel complex in Barbour County, West Virginia, were adversely affected by a non-fatal mining accident during the third quarter.  The mine was idled for 16 days in August due to the subsequent regulatory investigation and workforce retraining.

•
The new Beckley complex in Raleigh County, West Virginia, continues to ramp up production.  Progress has been slowed by the regional shortage of skilled underground miners and by delays in regulatory approval of mine plan modifications.  The Beckley operation is now expected to reach full annual production output in mid-2009.

•
ICG Illinois has commenced site work in preparation for construction of a new portal at its Viper mine complex in Williamsville, Illinois. The Company anticipates beginning shaft construction in the fourth quarter, with project completion slated for 2010.  The new portal is expected to allow the Viper mine to improve operating efficiency and increase annual production to approximately 2.9 million tons.  In 2007, Viper produced 2.1 million tons of thermal coal for the Central Illinois market.

•
The Company’s Hazard Complex began receiving equipment that will support a significant production increase at its East Mac & Nellie Surface Mine in 2009.  A 44-cubic-yard O&K hydraulic shovel is now in operation, while delivery of five 240-ton Terex rock trucks is expected by early January.  The Company expects production growth of approximately 500,000 tons of steam coal annually from this expansion project.  The Hazard complex produced 3.9 million tons in 2007.

•
Net gains on sales of assets totaling $6.4 million in the third quarter of 2008 related primarily to the sale of a used ADDCAR highwall mining system, a real estate exchange and the disposition of other assets.

Other Recent Developments

During the third quarter, the Company reached agreement on several coal supply contracts, totaling nearly 2.0 million tons at average prices in excess of $115.00 for delivery over the next three years.

Additionally, terms have been settled on two new multiyear contracts for sale of ICG Illinois coal.  The two agreements total 2.1 million tons to be delivered over a four-year period beginning in 2010 with average prices in excess of $46.00 per ton. These strategic supply contracts provide the economic baseload for the Viper mine expansion.

On September 30, 2008, a federal district court judge in the Southern District of West Virginia dismissed a shareholder class-action lawsuit against ICG.  The Company believed the case was without merit and is pleased with the favorable outcome.

Liquidity and Debt

As of September 30, 2008, the Company had $62.2 million in cash.  Total debt as of September 30, 2008 was $425.8 million, consisting primarily of $175.0 million of 10.25% Senior Notes and $225.0 million of 9% Convertible Senior Notes.  As of September 30, 2008, the Company had $28.4 million in available borrowing capacity under its credit agreement. Third quarter cash requirements included $38.1 million in capital expenditures.

The conversion period for ICG’s $225 million convertible notes expired on September 30, 2008 without any notes having been converted.  The notes may become convertible again in the future under certain conditions.

Outlook

The Company is providing the following updated guidance that reflects the current uncertain economic outlook and recent industry-wide challenges:

•
For 2008, the Company expects to sell approximately 19.7 million tons of coal.  Approximately 1.3 million tons are projected to be metallurgical coal sales.  The average selling price is now projected to be $53.60 to $54.00 per ton, compared to the Company’s previous guidance of $54.00 to $55.00 per ton.  The projected average cost per ton sold is $46.25 to $46.75, compared to previous guidance of $45.00 to $47.00, excluding selling, general and administrative expenses.  The Company expects coal production to be approximately 18.5 million tons.

•
For 2009, the Company expects to sell 21.0 million to 22.0 million tons of coal.  Approximately 2.1 million tons are projected to be metallurgical coal sales.  The Company is updating its price forecast for 2009, projecting that prices will average between $66.00 and $73.00 per ton, based on recent price indications and a tempered economic outlook, compared to the Company’s previous guidance of $72.00 to $78.00 per ton. Coal production is expected to total 20.5 million to 21.5 million tons.

•
For 2010, the Company expects to sell 21.5 million to 23.0 million tons of coal.  Approximately 3.0 million tons are projected to be metallurgical coal sales.  The Company anticipates that prices will average between $79.00 and $96.00 per ton.  Coal production is expected to total 21.0 million to 22.5 million tons.

•	The Company’s updated outlook for its expected average coal pricing by region for 2008, 2009 and 2010 is as follows:
Region	2008 Forecast	2009 Forecast	2010 Forecast
CAPP	$57.00 - $57.50	$72.00 - $80.00	$85.00 - $105.00
NAPP	$56.00 - $57.00	$68.50 - $75.00	$85.00 - $105.00
ILB	$30.00 - $30.25	$32.00 - $32.50	$35.00 - $37.00
Average	$53.60 - $54.00	$66.00 - $73.00	$79.00 - $96.00

•	Coal exports in 2008 are projected to total approximately 3.0 million tons, consisting of approximately 1.3 million tons of metallurgical coal and approximately 1.7 million tons of thermal coal.

•
The Company expects capital expenditures to total approximately $179 million in 2008.  The previous guidance for 2009 capital spending of $205 million is being reevaluated in light of uncertainty on timing of Tygart development spending, increased equipment costs, and other factors.  The Company plans to maintain flexibility to modify its 2009 capital spending and expansion timing as it continues to assess macroeconomic developments affecting the coal market.

General Information

ICG is a leading producer of coal in Northern and Central Appalachia and the Illinois Basin.  The Company has 13 active mining complexes, of which 12 are located in Northern and Central Appalachia and one in Central Illinois.  ICG’s mining operations and reserves are strategically located to serve utility, metallurgical and industrial customers domestically and internationally.

# # #

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements within the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995 and may involve a number of risks and uncertainties. We have used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project” and similar terms and phrases, including references to assumptions, to identify forward-looking statements. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to various risks, uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from our forward-looking statements: market demand for coal, electricity and steel; availability of qualified workers; future economic or capital market conditions; weather conditions or catastrophic weather-related damage; our production capabilities; consummation of financing, acquisition or disposition transactions and the effect thereof on our business; a significant number of conversions of our convertible senior notes prior to maturity; our plans and objectives for future operations and expansion or consolidation; our relationships with, and other conditions affecting, our customers; availability and costs of key supplies or commodities such as diesel fuel, steel, explosives and tires; availability and costs of capital equipment; prices of fuels which compete with or impact coal usage, such as oil and natural gas; timing of reductions or increases in customer coal inventories; long-term coal supply arrangements; risks in or related to coal mining operations, including risks related to third-party suppliers and carriers operating at our mines or complexes; unexpected maintenance and equipment failure; environmental, safety and other laws and regulations, including those directly affecting our coal mining and production, and those affecting our customers’ coal usage; ability to obtain and maintain all necessary governmental permits and authorizations; competition among coal and other energy producers in the United States and internationally; railroad, barge, trucking and other transportation availability, performance and costs; employee benefits costs and labor relations issues; replacement of our reserves; our assumptions concerning economically recoverable coal reserve estimates; availability and costs of credit, surety bonds and letters of credit; title defects or loss of leasehold interests in our properties which could result in unanticipated costs or inability to mine these properties; future legislation and changes in regulations or governmental policies or changes in interpretations thereof, including with respect to safety enhancements and environmental initiatives relating to global warming; the impairment of the value of our goodwill and long-lived assets; the ongoing effect of the Sago mine accident; our liquidity, results of operations and financial condition; adequacy and sufficiency of our internal controls; and legal and administrative proceedings, settlements, investigations and claims and the availability of related insurance coverage.

You should keep in mind that any forward-looking statement made by us in this press release or elsewhere speaks only as of the date on which the statements were made. See also the “Risk Factors” in our 2007 Annual Report on Form 10-K and in our subsequent filings on Form 10-Q, all which are currently available on our website at www.intlcoal.com. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us or our anticipated results. We have no duty to, and do not intend to, update or revise the forward-looking statements in this press release except as may be required by law. In light of these risks and uncertainties, you should keep in mind that any forward-looking statement made in this press release might not occur. All data presented herein is as of October 29, 2008, unless otherwise noted.

# # #

For more information, contact: Ira Gamm, Vice President – Investor and Public Relations, at (304) 760-2619.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
(in thousands, except share and per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
REVENUES:
Coal sales revenues	$282,250	$191,088	$761,963	$592,081
Freight and handling revenues	12,339	5,044	35,492	14,645
Other revenues	14,610	11,697	41,554	37,467
Total revenues	309,199	207,829	839,009	644,193
COSTS AND EXPENSES:
Cost of coal sales	240,204	188,356	666,598	557,787
Freight and handling costs	12,339	5,044	35,492	14,645
Cost of other revenues	9,690	7,600	27,847	27,139
Depreciation, depletion and amortization	24,227	23,017	70,878	65,987
Selling, general and administrative	8,396	9,026	27,051	25,868
Gain on sale of assets, net	(6,383)	(35,444)	(32,675)	(37,798)
Total costs and expenses	288,473	197,599	795,191	653,628
Income (loss) from operations	20,726	10,230	43,818	(9,435)
INTEREST AND OTHER INCOME (EXPENSE):
Interest expense, net	(8,837)	(14,434)	(29,019)	(26,635)
Other, net	—	429	—	1,301
Total interest and other income (expense)	(8,837)	(14,005)	(29,019)	(25,334)
Income (loss) before income taxes and minority interest	11,889	(3,775)	14,799	(34,769)
INCOME TAX (EXPENSE) BENEFIT	(2,183)	2,355	(2,496)	14,672
MINORITY INTEREST	2	137	(3)	512
Net income (loss)	$9,708	$(1,283)	$12,300	$(19,585)

Other Data:
Adjusted EBITDA (a)	$44,953	$33,676	$114,696	$57,853
Earnings per share:
Basic	$0.06	$(0.01)	$0.08	$(0.13)
Diluted	$0.06	$(0.01)	$0.08	$(0.13)
Weighted-average shares – basic	152,761,955	152,413,924	152,587,831	152,262,828
Weighted-average shares – diluted	153,000,806	152,413,924	152,613,291	152,262,828

(a)
This press release includes a non-GAAP financial measure within the meaning of applicable SEC rules and regulations. Adjusted EBITDA is a non-GAAP financial measure used by management to gauge operating performance. We define Adjusted EBITDA as net income or loss before deducting net interest expense, income taxes, depreciation, depletion, amortization and minority interest. Adjusted EBITDA is not, and should not, be used as a substitute for operating income, net income and cash flow as determined in accordance with GAAP. We present Adjusted EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, substantially all of which present EBITDA or Adjusted EBITDA when reporting their results. We also use Adjusted EBITDA for the following purposes: our executive compensation plan bases incentive compensation payments on our Adjusted EBITDA performance measured against budgets and a peer group. Our credit facility uses Adjusted EBITDA (with additional adjustments) to measure our compliance with covenants, such as interest coverage and leverage. EBITDA or Adjusted EBITDA is also widely used by us and others in our industry to evaluate and price potential acquisition candidates. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that Adjusted EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments; changes in, or cash requirements for, our working capital needs; interest expense, or the cash requirements necessary to service interest or principal payments, on our debts. Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future. Adjusted EBITDA does not reflect any cash requirements for such replacements. Other companies in our industry may calculate EBITDA or Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure. A reconciliation of Adjusted EBITDA to GAAP net income or loss appears at the end of this press release.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2008 AND DECEMBER 31, 2007
(in thousands)

	September 30, 2008	December 31, 2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$62,222	$107,150
Accounts receivable	118,092	83,765
Inventories, net	48,627	40,679
Deferred income taxes	8,224	5,000
Prepaid expenses and other	25,751	28,610
Total current assets	262,916	265,204

PROPERTY, PLANT, EQUIPMENT AND MINE DEVELOPMENT, net	1,044,610	974,334
DEBT ISSUANCE COSTS, net	11,531	13,466
ADVANCE ROYALTIES, net	12,600	14,661
GOODWILL	30,237	30,237
OTHER NON-CURRENT ASSETS	5,548	5,661
Total assets	$1,367,442	$1,303,563

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$74,858	$70,042
Current portion of long-term debt	7,404	4,234
Current portion of reclamation and mine closure costs	6,327	7,333
Current portion of employee benefits	2,925	2,925
Accrued expenses and other	76,347	62,723
Total current liabilities	167,861	147,257

LONG-TERM DEBT	418,392	408,096
RECLAMATION AND MINE CLOSURE COSTS	79,060	78,587
EMPLOYEE BENEFITS	62,162	55,132
DEFERRED INCOME TAXES	57,494	52,355
BELOW-MARKET COAL SUPPLY AGREEMENTS	46,397	39,668
OTHER NON-CURRENT LIABILITIES	5,234	8,062
Total liabilities	836,600	789,157

MINORITY INTEREST	38	35

COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS’ EQUITY:
Common stock	1,533	1,530
Additional paid-in capital	643,089	639,160
Accumulated other comprehensive loss	(5,702)	(5,903)
Retained deficit	(108,116)	(120,416)
Total stockholders’ equity	530,804	514,371
Total liabilities and stockholders’ equity	$1,367,442	$1,303,563

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
(in thousands)

	Nine months ended September 30,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$12,300	$(19,585)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation, depletion and amortization	70,878	65,987
Amortization of deferred finance costs included in interest expense	2,123	7,579
Minority interest	3	(512)
Compensation expense on restricted stock and options	3,216	3,769
Gain on sale of assets, net	(32,675)	(37,798)
Deferred income taxes	2,360	(21,029)
Provision for bad debt	(522)	503
Amortization of accumulated postretirement benefit obligation	323	213
Changes in assets and liabilities:
Accounts receivable	(33,337)	1,650
Inventories	(7,172)	(4,385)
Prepaid expenses and other	3,007	15,222
Other non-current assets	1,969	(1,346)
Accounts payable	5,625	2,643
Accrued expenses and other	13,492	7,710
Reclamation and mine closure costs	(1,961)	3,181
Other liabilities	4,202	5,160
Net cash from operating activities	43,831	28,962
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from the sale of assets	8,688	44,992
Additions to property, plant, equipment and mine development	(92,995)	(123,817)
Cash paid related to acquisitions and net assets acquired	(603)	(11,773)
Withdrawals of restricted cash	18	440
Net cash from investing activities	(84,892)	(90,158)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on short-term debt	—	26,082
Repayments on short-term debt	—	(44,830)
Borrowings on long-term debt	—	65,000
Repayments on long-term debt	(3,828)	(67,514)
Proceeds from senior notes offering	—	225,000
Proceeds from stock options exercised	149	—
Debt issuance costs	(188)	(9,328)
Net cash from financing activities	(3,867)	194,410
NET CHANGE IN CASH AND CASH EQUIVALENTS	(44,928)	133,214
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	107,150	18,742
CASH AND CASH EQUIVALENTS, END OF PERIOD	$62,222	$151,956

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007 (Unaudited)
(in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Net income (loss)	$9,708	$(1,283)	$12,300	$(19,585)
Depreciation, depletion and amortization	24,227	23,017	70,878	65,987
Interest expense, net	8,837	14,434	29,019	26,635
Income tax expense (benefit)	2,183	(2,355)	2,496	(14,672)
Minority interest	(2)	(137)	3	(512)
Adjusted EBITDA	$44,953	$33,676	$114,696	$57,853

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES
OPERATING STATISTICS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007 (Unaudited)
(in thousands, except per ton amounts)

	Central Appalachia	Northern Appalachia	Illinois Basin	Purchased Coal	Total
For the three months ended September 30, 2008:
Tons sold	3,022	918	619	235	4,794
Coal sales revenues	$198,812	$52,531	$18,530	$12,377	$282,250
Cost of coal sales	$164,193	$50,494	$15,921	$9,596	$240,204
Coal sales revenue per ton (a)	$65.78	$57.22	$29.96	$52.65	$58.87
Cost of coal sales per ton (a)	$54.32	$55.00	$25.74	$40.83	$50.10

For the three months ended September 30, 2007:
Tons sold	2,906	795	525	292	4,518
Coal sales revenues	$133,621	$29,734	$15,742	$11,991	$191,088
Cost of coal sales	$125,896	$37,967	$12,360	$12,133	$188,356
Coal sales revenue per ton (a)	$45.98	$37.40	$29.98	$41.07	$42.29
Cost of coal sales per ton (a)	$43.32	$47.76	$23.54	$41.55	$41.69

For the nine months ended September 30, 2008:
Tons sold	8,908	2,969	1,762	863	14,502
Coal sales revenues	$512,537	$157,528	$52,619	$39,279	$761,963
Cost of coal sales	$443,452	$147,488	$44,547	$31,111	$666,598
Coal sales revenue per ton (a)	$57.54	$53.05	$29.86	$45.50	$52.54
Cost of coal sales per ton (a)	$49.78	$49.67	$25.28	$36.04	$45.96

For the nine months ended September 30, 2007:
Tons sold	8,545	2,422	1,563	1,415	13,945
Coal sales revenues	$393,527	$87,734	$46,727	$64,093	$592,081
Cost of coal sales	$354,149	$111,943	$36,755	$54,940	$557,787
Coal sales revenue per ton (a)	$46.05	$36.22	$29.90	$45.30	$42.46
Cost of coal sales per ton (a)	$41.45	$46.22	$23.52	$38.83	$40.00

(a)
“Coal sales revenue per ton” and “Cost of coal sales per ton” are calculated as Coal sales revenues or Cost of coal sales, respectively, divided by Tons sold. Although Coal sales revenue per ton and Cost of coal sales per ton are not measures of performance calculated in accordance with GAAP, management believes that they are useful to an investor in evaluating performance because they are widely used in the coal industry as a measure to evaluate a company’s sales performance or control over its costs. Coal sales revenue per ton and Cost of coal sales per ton should not be considered in isolation or as substitutes for measures of performance in accordance with GAAP. In addition, because Coal sales revenue and Cost of coal sales per ton are not calculated identically by all companies, ICG’s presentation may not be comparable to other similarly titled measures of other companies.